Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This separation agreement and general release (“Agreement”) is entered into by and between Jennifer Kretchmar (“Employee”) and Build-A-Bear Workshop, Inc. (“Company”).

RECITALS

A.    Employee’s employment with the Company will cease at the close of business on February 3, 2024 (the “Termination Date”).

B.    Employee and the Company (individually, “Party” and collectively, “Parties”) desire to agree upon provisions for the termination of all duties, responsibilities, and compensation requirements of the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Termination of Employment Responsibilities. Employee agrees that her employment with the Company will terminate on the “Termination Date”, thereby terminating as of that date all further obligations of the Company to Employee, of whatever kind and nature, including all forms of compensation and benefits that otherwise might have been owed to Employee due to her holding any employment with the Company, except those that are expressly identified in this Agreement. Employee further agrees, as of the Termination Date, to resign from her position as an officer of the Company, and as an officer and a director of any subsidiary or affiliate of the Company, and Employee agrees to complete and submit any documentation necessary to resign such positions. Through the Termination Date, Employee shall perform such duties as shall be assigned to her by the Company, to the best of her abilities.

Employee acknowledges that except as provided in Paragraph 2 below and Exhibit 1 hereto, she is not entitled to any payments or benefits under any employee benefit plan, arrangement, policy, agreement or other arrangement of the Company (collectively, “Plans”) following her termination of employment.

2.    Separation Benefits.

a.    Separation Pay. Employee shall receive (i) on the regular payroll date immediately following the Termination Date, any unpaid salary which may have been earned by Employee prior to and including the Termination Date in accordance with the Company’s regular payroll practices, and (ii) the amount of Four Hundred Seventy Thousand Eight Hundred Dollars ($470,800), payable in equal installments for a period of twelve (12) months (“Payment Period”) on the Company’s regular payroll dates, in accordance with its regular payroll practices, less any applicable withholding, commencing on the date that is thirty (30) days after the Termination Date. Notwithstanding the foregoing or any other provision to the contrary, no payment shall be made or other benefits made available under this Agreement unless Employee (A) does not resign her employment with the Company before the Termination Date, and (B) executes this Agreement, and the release herein becomes effective, and any revocation period has expired by the thirtieth (30th) day after Employee’s Termination Date.

b.    Welfare Payment. The Parties agree that Employee shall not be treated as an employee following the Termination Date under the Welfare Benefit Plans or under any other Plans. The Company shall pay Employee the total amount of Fifteen Thousand Two Hundred Fifty Three Dollars and Fifty Six Cents ($15,253.56) (“Welfare Payment”), payable in a single lump sum payment, less any applicable withholding, within thirty (30) days after the Termination Date. The Parties agree that the Welfare Payment is equal to the monthly amount that the Company was paying as the employer contribution toward Employee’s and her children’s coverage under the Company’s health, dental and vision plans as of the Termination Date times eighteen (18). For purposes of this Agreement, Welfare Benefit Plans shall mean the medical, dental, vision, long and short term disability and life insurance plans or any other employee welfare benefit plans maintained by the Company in which Employee participates on the Termination Date.

c.    Bonus. Employee shall be eligible to receive a bonus under the 2023 Performance Objectives for C-Level Employees (“2023 Bonus Plan”), if any, with respect to the 2023 fiscal year, in accordance with and at the time and in the manner set forth under the terms of the 2023 Bonus Plan to the extent the performance and other criteria under the 2023 Bonus Plan are achieved without regard to whether Employee remains employed with the Company during the applicable fiscal year; however, any such bonus shall be prorated based on the number of full calendar weeks in the fiscal year during which Employee was employed by the Company. Notwithstanding anything herein to the contrary, payment of any such bonus described above shall be made no later than April 30, 2024.

d.    Long-Term Incentive Compensation. Notwithstanding the specific terms of the Build-A-Bear Workshop, Inc. 2020 Omnibus Incentive Plan (or applicable predecessor or successor plans thereto) (“Incentive Plan”) or the Employee’s applicable award agreements thereunder, with respect to any time-based restricted stock and performance-based restricted stock (collectively, “Restricted Stock”) and long-term performance-based cash incentives, the following provisions shall apply:

(i)    Restricted Stock. All shares of Restricted Stock which have not vested as of the Termination Date, and which have not expired, terminated, or otherwise been forfeited, shall be forfeited on the Termination Date.

(ii)    Long-Term Performance-Based Cash Award. The award under the Company’s 2020 Long-Term Performance-Based Cash Incentive Program for C-Level Employees shall be forfeited on the Termination Date.

The applicable provisions of this Agreement amend the terms and provisions of the awards granted to Employee under the Incentive Plan to the extent addressed herein.

e.    No Further Payments; Exhibit 1. By executing this Agreement, Employee acknowledges and agrees that she accepts the amounts described in this Paragraph 2 in full discharge of all obligations of the Company and waives any right or claim she may have to benefits, compensation, or payment from the Company or under any Plans, with the exception of the payments set forth specifically in Exhibit 1. The payments and benefits referred to in this Paragraph 2 relate exclusively to the Employee’s service as an employee and officer of the Company. Employee acknowledges that said payments constitute good and valuable consideration for the various commitments undertaken and releases provided by Employee in this Agreement and the Release.

With respect to Plan amounts set forth on Exhibit 1, unless otherwise explicitly stated, such amounts have been determined consistent with the respective Plan provisions and consistent with the Company’s normal practice in determining such benefit amounts. If the Company becomes aware of any discrepancy in any amount set forth in Exhibit 1, it will immediately notify Employee in writing of such discrepancy and make an appropriate adjustment, whether positive or negative, to the respective Plan account balance.

f.    Withholding; Plan Compensation. All payments under this Agreement shall be subject to all applicable federal and state tax withholding including FICA, and any other requirements of law. Subject to the provisions of the applicable employee benefit plan, payments made under this Agreement are not considered to be eligible earnings for pension or 401(k) plan purposes.

g.    Ancillary Arrangements. The Company shall take such action as may be reasonably necessary to transfer the Company cellular phone number used by Employee to Employee’s personal account in a manner that allows Employee to maintain the existing phone number associated with such cellular phone.

3.    General Release and Agreement Not to Sue.

a.    For and in consideration of the representations, covenants, promises, agreements and acknowledgments contained herein, the sufficiency of which are hereby acknowledged, Employee agrees as follows:

i.

For purposes of this Agreement, the term “Releasees” means Build-A-Bear Workshop, Inc. and all of its parents, subsidiaries, affiliated entities, predecessors, successors, assigns, directors, officers, administrators, officials, employees, shareholders, transferees, agents, counsel, plans and insurers.

ii.

Employee, on behalf of herself and each of her personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges the Releasees from, any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, and debts, of every kind and nature whatsoever, whether based on statute, tort, contract, common law, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Employee holds or at any time previously held against the Releasees, or any of them, with the exception of claims challenging the validity of or alleging breaches of this Agreement, through the effective date of this Agreement (singularly, “Claim” and collectively, “Claims”). This general release specifically includes, but is not limited to, any and all Claims:

1.

Arising under, based upon, or in any way related to Employee’s employment with and/or service as an officer and/or director for any of the Releasees, incidents occurring during Employee’s employment with and/or service as an officer and/or director for any of the Releasees, or the termination of Employee’s employment with and/or service as an officer and/or director for any of the Releasees; and/or

2.

Arising under, based upon, or in any way related to TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, as amended, THE CIVIL RIGHTS ACT OF 1991, 42 U.S.C. §1981, THE AMERICANS WITH DISABILITIES ACT, THE REHABILITATION ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE FAIR LABOR STANDARDS ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE EQUAL PAY ACT, THE NATIONAL LABOR RELATIONS ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, STATE WORKERS’ COMPENSATION LAW, THE ELECTRIC SERVICE CUSTOMER CHOICE AND RATE RELIEF LAW OF 1997, and any other federal, state, county, or local common law, statute, rule, ordinance, decision, order, policy, or regulation prohibiting employment discrimination, harassment and/or retaliation, providing for the payment of wages or benefits, or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, or claims alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge; and/or

3.

Any claim arising under the Plans; provided, however, it is understood and agreed by the parties that Employee is not waiving or releasing any claim or rights to the Plan benefits which are described in Exhibit 1 hereto. Employee understands that she is entitled to such benefits in accordance with the specific terms and provisions of the respective Plans.

Employee hereby agrees not to sue or pursue any claim against Releasees with respect to any Claims released in this Agreement except as specifically stated below. Employee hereby agrees that if any such Claim referenced herein is filed, pursued or otherwise prosecuted, Employee waives her right to relief from such Claim, including the right to damages, attorneys’ fees, costs, and any and all other relief, whether legal or equitable, sought in connection with such Claim. Employee further agrees that if she, or anyone on her behalf, files, pursues or otherwise prosecutes any such Claim, then Employee shall be liable for the payment of all damages and costs, including attorneys’ fees, incurred by the Releasees, or any of them, in connection with such Claim and the Company shall no longer be obligated to make any payment or benefit not already made to Employee, and the Company shall be entitled to recoup the value of all payments and benefits paid hereunder. This agreement not to sue does not prohibit Employee from pursuing a lawsuit or claim to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, nor does it render Employee liable for damages or costs, including attorneys’ fees, incurred by Releasees in connection with a lawsuit or claim to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. Employee further agrees that if a trier-of-fact finds that Employee has otherwise breached any of the terms of this Agreement, then Employee shall be liable for the payment of all damages, costs and expenses, including attorneys’ fees, incurred by the Releasees, or any of them, in connection with such breach. Employee represents and warrants that as of the date she signs this Agreement, she has not initiated or caused to be initiated against the Company any administrative claim, investigation, proceeding, or suit of any kind. This Agreement shall be a fully binding and complete settlement by Employee, her personal and legal representatives, heirs, devisees, executors, successors, and assigns. The Parties acknowledge that by signing the Agreement, Employee is not waiving any rights which may arise in the future.

iii.

Notwithstanding the foregoing, nothing in this Agreement shall effect a release of Employee’s right (i) to enforce the terms of this Agreement, and (ii) to indemnity as provided for under the Company’s articles, bylaws, agreements and at common law.

b.    For and in consideration of the representations, covenants, promises, agreements and acknowledgments contained herein, the sufficiency of which are hereby acknowledged, except as provided below, the Company hereby releases Employee from any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, and debts, of every kind and nature whatsoever, in connection with Employee’s employment or termination of employment, whether based on statute, tort, contract, common law, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent, which the Company ever had or may have against Employee through the date of this Agreement.  Notwithstanding the foregoing, the Company’s release provided herein does not waive or release (a) any claims that are not waivable by law, (b) rights or claims that may arise after this Agreement is executed, (c) rights under this Agreement, (d) any criminal, malicious, dishonest or fraudulent acts committed by Employee in violation of any federal or state laws or regulations, (e) any breach of fiduciary duty Employee owed or owes to the Company in her capacity as an officer of the Company or its subsidiaries or affiliates, or (f) any gross negligence or willful misconduct by Employee in the performance of her obligations under this Agreement, her employment agreement, or any other agreement with or policy of the Company or its subsidiaries or affiliates.

4.    General Release. The Parties hereby acknowledge and agree that the release set forth above is a general release of all Claims that Employee holds or previously held against Releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific Claim, statute or obligation is intended to limit the scope of this general release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims that are released in this Agreement.

5.    Non-Admission. Employee, the Company, and Releasees understand and agree that this Agreement is intended to finally and fully conclude the employment and officer relationship between Employee, the Company and any of the Releasees and shall not be interpreted as an admission by Employee, the Company or any of the Releasees of any wrongdoing or any violation of federal, state or local law, regulation or ordinance against the other Party. All Parties expressly deny that she/it/they, or their employees, supervisors, representatives, agents, officers, or directors have ever committed any wrongdoing whatsoever.

6.    Taxes. Employee agrees that she is responsible for the payment of all federal, state and local taxes, of any type whatsoever, due and resulting from the payment to her of the above-described consideration.

7.    Attorney Review; Time for Execution; Revocation; Acknowledgements and Representations.

a.    The Company hereby advises Employee to consult with an attorney prior to executing this Agreement. Each Party shall bear all attorneys’ fees and costs arising from the actions of its own counsel in connection with the review and execution of this Agreement. Employee shall have twenty one (21) days from the date of the presentation of this Agreement to consider whether to sign it. Any changes, regardless of materiality, that are made to this Agreement following its initial presentation to Employee shall not toll or restart Employee’s consideration. Employee may revoke the Agreement, thereby nullifying the Agreement and all of its terms, by notifying the Company by delivering written notice of revocation to Eric Fencl, General Counsel by U.S. Mail at 415 South 18th Street, Suite 200, St. Louis, Missouri 63103, at any time within seven (7) days after executing the Agreement. In the event Employee exercises her right to revoke this Agreement, this Agreement will be null and void and the Company shall have no obligation to make the payments or furnish the other consideration recited above, or any other obligation under this Agreement.

b.    Employee expressly agrees, acknowledges and understands that: (a) other than what is required by law, the consideration set forth above is consideration that she is not otherwise entitled to and is given in exchange for the release contained above, the Release, and for the other promises contained in this Agreement; (b) she is waiving any and all rights or claims arising under the Age Discrimination in Employment Act; (c) she has been, and is hereby, advised by the Company to consult with an attorney prior to executing this Agreement; (d) she has been given a period of at least twenty one (21) days within which to consider this Agreement; (e) this Agreement does not become effective or enforceable until the seven (7) day revocation period described above has elapsed, with no revocation having occurred, and then the Agreement shall be considered effective retroactive to the date of execution by Employee; (f) she may revoke this Agreement at any time within seven (7) days after execution; (g) she shall not be entitled to any payments or benefits under this Agreement in the event of a revocation; (h) she has had a full opportunity to read and consider this Agreement; and (i) she has knowingly and voluntarily entered into this Agreement, and fully understands and agrees to all of its terms.

8.    Confidentiality. Employee agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Employee to perform Employee’s employment responsibilities for the Company, any of the Company’s proprietary Confidential Information. Employee acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into her possession or knowledge (whether before or after the date of this Agreement) and which was obtained from the Company, or obtained by Employee for or on behalf of the Company (“Confidential Information”) is the secret, confidential property of the Company. This Confidential Information includes, but is not limited to: (a) lists or other identification of customers or prospective customers of the Company; (b) lists or other identification of sources or prospective sources of the Company’s products or components thereof, its landlords and prospective landlords and its current and prospective alliance, marketing and media partners (and key individuals employed or engaged by such parties); (c) all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, studies, surveys, scripts, screenplays, artwork, sketches, notes or other writings, plans, leases, records and reports; (d) financial, sales and marketing data relating to the Company or to the industry or other areas pertaining to the Company’s activities and contemplated activities (including, without limitation, leasing, manufacturing, transportation, distribution and sales costs and non-public pricing information); (e) equipment, materials, designs, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company’s products, stores and services; (f) the Company’s relations with its past, current and prospective customers, suppliers, landlords, alliance, marketing and media partners and the nature and type of products or services rendered to, received from or developed with such parties or prospective parties; (g) the Company’s relations with its employees (including, without limitation, salaries, job classifications and skill levels); and (h) any other information designated by the Company to be confidential, secret and/or proprietary (including, without limitation, information provided by customers, suppliers and alliance partners of the Company). Further, Employee agrees not to divulge or release this Agreement or its contents, except to her attorneys, financial advisors, or immediate family, provided they agree to keep this Agreement and its contents confidential, or in response to a valid subpoena or court order. Information that is or becomes publicly available through no wrongful act or breach of obligation by Employee shall not be deemed to be Confidential Information. In the event Employee receives a subpoena or court order requiring the release of this Agreement or its contents or any Confidential Information, Employee will notify the Company sufficiently in advance of the date for the disclosure of such information in order to enable the Company to contest the subpoena or court order, and Employee agrees to cooperate with the Company in any related proceeding involving the release of this Agreement or its contents or any Confidential Information. Employee agrees that notwithstanding anything else in this Agreement to the contrary, she has the obligation to maintain strict secrecy regarding trade secrets beyond the expiration of this Agreement. Notwithstanding the foregoing, Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

9.    Restrictions. Employee agrees that through the Termination Date and for the period of time set forth below following the Termination Date, Employee will not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise):

a.    For one (1) year, engage in, assist or have an interest in, or enter the employment of or act as an agent, advisor or consultant for, any person or entity which is engaged in, or will be engaged in, the development, manufacture, supplying or sale of a product, process, service or development: (i) which is competitive with a product, process, service or development on which Employee worked; or (ii) with respect to which Employee has or had access to Confidential Information while at the Company (in either case (i) or (ii), a “Restricted Activity”), and which is located within the United States or within any country where the Company has established a retail presence either directly or through a franchise arrangement; or

b.    For one (1) year, induce or attempt to induce any employee, consultant, partner or advisor of the Company to accept employment or an affiliation with any other entity.

c.    Following termination of Employee’s employment, the restrictions in paragraph 9(a) and 9(b) shall not apply to Employee with respect to an entity that engages in Restricted Activity so long as, for one (1) year following her termination of employment: (i) the sale of stuffed plush toys is not a material business of the entity; (ii) Employee has no direct or personal involvement in the sale of stuffed plush toys; and (iii) neither Employee, her relatives, nor any other entities with which she is affiliated own more than one percent (1%) of the entity. As used in this Paragraph 9, “material business” shall mean that either (A) greater than ten percent (10%) of annual revenues received by such entity were derived from the sale of stuffed plush toys and related products, or (B) the entity otherwise annually derives or is projected to derive annual revenues in excess of five million dollars ($5,000,000) from a retail concept that is similar in any material regard to the Company.

10.    Acknowledgment. Employee recognizes and agrees that the restraints contained in Paragraph 9 (both separately and in total), including the geographic scope thereof in light of the Company’s marketing efforts, are reasonable and enforceable in view of the Company’s legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Paragraph 9.

11.    Inventions. Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like (collectively, “Inventions”), which are or have been developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the time that Employee has been employed by the Company, whether or not during working hours, that related to (a) current and anticipated businesses and/or activities of the Company, (b) the current and anticipated research or development of the Company, or (c) any work performed by Employee for the Company, shall be the sole and exclusive property of the Company, and the Company shall own any and all right, title and interest to such Inventions. Employee assigns, and agrees to assign to the Company whenever so requested by the Company, any and all right, title and interest in and to any such Invention, at the Company’s expense, and Employee agrees to execute any and all applications, assignments or other instruments which the Company deems desirable or necessary to protect such interests, at the Company’s expense.

Employee acknowledges that as part of her work for the Company, she has been asked to create, or contribute to the creation of, computer programs, documentation and other copyrightable works. Employee hereby agrees that any and all computer programs, documentation and other copyrightable materials that she has prepared or worked on for the Company shall be treated as and shall be a “work made for hire,” for the exclusive ownership and benefit of the Company according to the copyright laws of the United States, including, but not limited to, Sections 101 and 201 of Title 17 of the U.S. Code (“U.S.C.”) as well as according to similar foreign laws. The Company shall have the exclusive right to register the copyrights in all such works in its name as the owner and author of such works and shall have the exclusive rights conveyed under 17 U.S.C. Sections 106 and 106A including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated. Without in any way limiting the foregoing, to the extent the works are not treated as works made for hire under any applicable law, Employee hereby irrevocably assigns, transfers, and conveys to the Company and its successors and assigns any and all worldwide right, title, and interest that Employee may now or in the future have in or to the works, including, but not limited to, all ownership, U.S. and foreign copyrights, all treaty, convention, statutory and common law rights under the law of any U.S. or foreign jurisdiction, the right to sue for past, present, and future infringement, and moral, attribution, and integrity rights. Employee hereby expressly and forever irrevocably waives any and all rights that she may have arising under 17 U.S.C. Sections 106A, rights that may arise under any federal, state, or foreign law that conveys rights that are similar in nature to those conveyed under 17 U.S.C. Section 106A, and any other type of moral right or droit moral.

12.    Company Property. Employee acknowledges and represents that any and all equipment and notes, records, sketches, computer diskettes, training materials and other documents relating to the Company obtained by or provided to Employee, or otherwise made, produced or compiled during Employee’s employment with the Company, regardless of the type of medium in which they are preserved, are the sole and exclusive property of the Company and shall be or have been surrendered by Employee to the Company on the Termination Date.

13.    Non-Disparagement. Employee agrees that she will not make any public statement which would materially adversely affect the business of Releasees or any other related entity of the Company, in any manner, at any time, even beyond the date after which Employee will receive no further compensation or benefits of any kind pursuant to the provisions of this Agreement. The Company agrees that its Chief Executive Officer, senior management (i.e., Chiefs) and members of its Board of Directors will not make any public statement which would materially adversely affect the reputation of Employee, in any manner, at any time. Nothing in this Agreement, however, shall be construed to prohibit Employee or the Company from communicating with any government agency in a manner protected by applicable law. Employee agrees that she will not disparage, criticize or speak negatively about Releasees or their decisions or actions, about Releasees’ products, services or operations, about any of Releasees’ past, present or future directors, officers or employees or any of their actions or decisions, or about Releasees’ customers. The Parties agree that Employee shall refer any and all inquiries from prospective employers solely to Rosalind Johnson, or such person’s successor.

14.    Remedies. The Parties respectively acknowledge that the other Party would be greatly injured by, and have no adequate remedy at law for, breach of obligations contained in Paragraphs 8-13 above. The Parties further recognize the difficulty in ascertaining damages for breach of these provisions. Accordingly, the Parties agree that in the event of a breach or threatened breach of any of Employee’s duties and obligations under the terms and provisions of such Paragraphs hereof, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee hereby expressly acknowledges that the harm which might result to the Company’s business as a result of any noncompliance by Employee with any of the provisions of such Paragraphs would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any such provisions, Employee will not engage in any conduct inconsistent with or contrary to such Paragraphs until after the question has been resolved by a final judgment of a court of competent jurisdiction. In the event Employee breaches the terms and conditions in Paragraph 8-13, Employee shall forfeit the right to receive any portion of the Separation Benefits not yet paid and shall be required to pay back to the Company the Separation Benefits already paid, less $1,000, which employee shall keep as consideration for Employee’s continuing obligations under this Agreement. The foregoing forfeiture is in addition to any other remedies available to Employer under this Agreement or otherwise under any applicable laws. Should Employee violate any of the provisions of this Agreement (either as written or as modified by a court of competent jurisdiction), the Company shall be entitled to recover from Employee all expenses, costs, and attorneys’ fees incurred by Employer enforcing this Agreement (either as written or as modified by a court of competent jurisdiction).

15.    Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable under applicable law in any jurisdiction, the remaining provisions hereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The Parties expressly acknowledge and agree that this Paragraph is reasonable in view of the Parties’ respective interests.

16.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters of this Agreement and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or amended except by a written document executed by both Parties. Employee represents and acknowledges that in executing this Agreement, she has not relied upon any representation or statement not set forth herein made by the Company or any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys, with regard to the subject matters, basis or effect of this Agreement, the Company, its business or its stock, or any other matter.

17.    ARBITRATION. ANY CONTROVERSY OR CLAIM ARISING OUT OF, OR RELATING TO THIS AGREEMENT, THE BREACH THEREOF, OR EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR TERMINATION THEREOF, SHALL, AT THE COMPANY OR EMPLOYEE’S OPTION, BE SETTLED BY BINDING ARBITRATION IN THE COUNTY OF ST. LOUIS IN ACCORDANCE WITH THE RULES THEN IN FORCE OF THE AMERICAN ARBITRATION ASSOCIATION, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED AND ENFORCED IN ANY COURT HAVING JURISDICTION THEREOF. IN THE EVENT EITHER PARTY COMMENCES ANY ACTION IN COURT , THE OTHER PARTY SHALL HAVE SIXTY (60) DAYS FROM THE DATE OF SERVICE OF A SUMMONS AND COMPLAINT UPON THE OTHER PARTY TO DIRECT IN WRITING THAT ALL OR ANY PART OF THE DISPUTE BE ARBITRATED. ANY REMEDY AVAILABLE IN ANY COURT ACTION SHALL ALSO BE AVAILABLE IN ARBITRATION. THE ARBITRATOR HAS THE EXCLUSIVE AUTHORITY TO DECIDE ALL QUESTIONS RELATING TO THE ENFORCEABILITY, APPLICABILITY, VALIDITY, AND FORMATION OF THE ARBITRATION AGREEMENT IN THIS PARAGRAPH. NOTWITHSTANDING THE FOREGOING, THE COMPANY MAY IMMEDAITELY BRING A PROCEEDING SEEKING PRELIMINARY OR OTHER INJUCTIVE RELIEF IF ARBITRATION RULES AND PROCEDURES PREVENT ADEQUATE RELIEF FOR THE COMPANY IN A COURT HAVING JURISDICTION THEREOF WHICH SHALL REMAIN IN EFFECT UNTIL A FINAL AWARD IS MADE IN THE ARBITRATION.

18.    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Employee and her personal and legal representatives, heirs, devisees, executors, successors, and assigns, and the Company and its successors and assigns.

19.    Paragraph Headings; Governing Law; Third Party Benefit. Paragraph headings herein are for convenience and reference only and in no way define, limit or enlarge the rights and obligations of the Parties under this Agreement. The provisions of this Agreement are intended to benefit Employee and each of the Releasees and as such may be enforced by each Releasee in such party’s individual right. In light of the Company’s substantial contacts with the State of Missouri, the Parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and the Company’s execution of, and the making of, this Agreement in Missouri, the Parties agree that: (a) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted in the state or federal courts in St. Louis City or County, Missouri; and (b) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

20.    Section 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything herein to the contrary, in the event that Employee is determined to be a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code. Any payments that would have been made during such 6-month period shall be made in a lump sum on the first payroll date which is more than six months following the date Employee separates from service with Company. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement and General Release on the date(s) identified below.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL CLAIMS. THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE COMPANY. BY SIGNING BELOW, THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS AGREEMENT AND UNDERSTAND THE RIGHTS THEY ARE WAIVING BY SIGNING THIS AGREEMENT. THE PARTIES ARE ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND SIGN IT OF THEIR OWN FREE ACT AND DEED.

BUILD-A-BEAR WORKSHOP, INC.		EMPLOYEE

/s/ Sharon John		/s/ Jennifer Kretchmar
By:	Sharon John	Jennifer Kretchmar
President and Chief Executive Officer

Date: February 4, 2024		Date: February 4, 2024

Exhibit 1

Benefit Summary - Employee

1.	Build-A-Bear Workshop, Inc. Employee Savings Trust (“401(k) Plan”):

Benefits will be distributed in accordance with the terms of the 401(k) Plan.

2.	Health and Other Insurance Benefits

●

Employee may elect COBRA continuation coverage under the Company group health or other insurance benefit plans, to the extent permitted under the applicable plan terms and COBRA. Any conversion or other rights shall be governed by the terms of the applicable plans.

3.	Restricted Stock Awards and Long-Term Performance-Based Cash Awards

●

All unvested restricted stock awards and long-term performance-based cash awards that remain outstanding on the Termination Date shall be governed by the terms of the applicable plans and awards, except to the extent specifically amended by the terms of the Separation Agreement and General Release between the parties.

4.	Indemnification Agreement dated August 12, 2014 between Build-A-Bear Workshop, Inc. and Employee (“Indemnification Agreement”)

●	Employee’s rights under the Indemnification Agreement shall continue following the Termination Date to the extent provided therein.

This exhibit summarizes the benefits Employee could receive at separation. Please note that it only describes the highlights of each plan and estimated amounts. For detailed plan information, refer to the legal plan documents. If there is a discrepancy between the benefit provisions described in this guide and the legal plan documents, the legal plan documents will govern.

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